EXHIBIT 10.3

PROMISSORY NOTE

Albany, New York	February 6, 2006
$10,000,000.00

BALCHEM CORPORATION, a Maryland corporation having an address of P. O. Box 600, 52 Sunrise Park Road, New Hampton, New York 10958 (herein called the “Company”), hereby promises to pay to the order of BANK OF AMERICA, N.A. (successor by merger to Fleet National Bank) a national banking association having an office at 69 State Street, Albany, New York 12201 (the “Bank” or the “Holder”), or its successors or assigns, the principal sum of TEN MILLION AND NO/100 DOLLARS ($10,000,000.00), with interest thereon as set forth below.

SECTION 1. DEFINITION OF TERMS. The following words and terms as used in this Note shall have the following meanings unless the context or use indicates another or different meaning or intent:

“Adjusted Libor Rate” - Means a rate per annum subject to adjustment approximately each one month, two months, three months or six months, as applicable equal to the Libor Rate plus one percent (1.00%).

“Business Day” - In respect of any date that is specified in this Note to be subject to adjustment in accordance with applicable Following Business Day Convention, a day which commercial banks settle payment in London if the payment obligation is calculated by reference to any Libor Rate.

“Default Rate” - A per annum rate to two percent (2%) above the rate of interest otherwise applicable to the Note.

“Election Notice” - The Libor Interest Rate Period notice to be delivered by the Company to the Bank from time to time in the form of Exhibit “A” attached hereto, in which the Company shall irrevocably indicate a Libor Interest Rate Period.

“Event of Default” - Any of those events defined as an Event of Default under the Loan Agreement.

“Following Business Day Convention” - The convention for adjusting any relevant date if it would otherwise fall on a day that is not a Business Day. The term “Business Day” when used in conjunction with the term “Following Business Day Convention” and a date, shall mean that an adjustment will be made if that date would otherwise fall on a day that is not a Business Day so that the date will be the first following day that is a Business Day.

“Libor Interest Rate Period” - The one month, two month or three month, as applicable, (or slightly longer or shorter) period during which the Adjusted Libor Rate is in effect provided, however, that in no event shall any Interest Rate Election Period extend beyond the Maturity Date of this Loan.

“Libor Rate” - Means, the interest rate determined by the following formula (all amounts in the calculation will be determined by the Bank as of the first day of the Libor Interest Rate Period):

Libor Rate=	London Inter-Bank Offered Rate
(1.00-Reserve Percentage)

“Loan” - The loan of $10,000,000.00 by the Lender to the Company that is the subject of this Note.

“Loan Agreement” - Means the amended and restated loan agreement dated the date hereof by and between the Company and the Bank, as such may be further amended or supplemented from time to time.

“London Inter-Bank Offered Rate” Means, for any applicable Libor Interest Rate Period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as selected by the Bank from time to time) at approximately 11:00 a.m. London time two (2) London Banking Days before the commencement of the applicable Libor Rate Interest Period, for U.S. Dollar deposits (for delivery on the first day of such interest period) with a term equivalent to such Libor Rate Interest Period. If such rate is not available at such time for any reason, then the rate for that Libor Rate Interest Period will be determined by such alternate method as reasonably selected by the Bank. A "London Banking Day" is a day on which banks in London are open for business and dealing in offshore dollars.

“Maturity Date” - March 1, 2009.

“Prime Rate” - Means the rate of interest publicly announced from time to time by the Bank as its Prime Rate. The Prime Rate is set by the Bank based on various factors, including the Bank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Bank may price loans to its customers at, above, or below the Prime Rate. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Bank’s Prime Rate.

“Reserve Percentage” - Means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in the Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special and other reserve percentages.

All other capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Loan Agreement (as hereinafter defined).

SECTION 2. INTEREST; PAYMENTS. (A) Subject to the provisions of Section 6 of this Note, commencing on the Closing Date and continuing thereafter up to and including the Maturity Date, interest (calculated on the Principal Balance hereof and based upon the actual number of days elapsed over a 360 day year) shall accrue at a rate per annum equal to the Adjusted Libor Rate and shall be payable monthly as set forth in Section 2(B) hereof. In the event the Principal Balance remains outstanding after the Maturity Date, interest (calculated on the Principal Balance hereof and based upon the actual number of days elapsed over a 360-day year) shall accrue at a rate per annum equal to the Default Rate.

(B)     Commencing April 1, 2006 and continuing on the first calendar day of each calendar month thereafter during the term hereof up to but not including the Maturity Date, monthly payments of accrued interest hereunder together with equal monthly payments of principal in an amount equal to $250,000.00 shall be due and owing.

(C)     In the event that any portion of any payment due hereunder is not made within ten (10) days of the date such payment became due, the Company shall pay to the Holder on demand a late payment charge equal to five percent (5%) of the portion of any such payment not paid within such ten (10) day period provided, however, that such late payment charge shall not exceed $10,000.00 in the aggregate per incident and shall not exceed $10,000 in the aggregate upon the maturity or acceleration of the Principal Balance.

(D)     Notwithstanding anything to the contrary herein contained, on the Maturity Date, the entire outstanding principal amount hereof and all accumulated, accrued and unpaid interest thereon shall be due and payable.

(E)     All payments received pursuant to this Note shall be applied first to the payment of all fees, expenses, and other amounts due to the Holder (excluding principal and interest), then to accrued, accumulated and unpaid interest, and the balance in reduction of the Principal Balance hereof, provided that should an Event of Default have occurred and be continuing, payments received hereunder shall be applied at the discretion of the Holder.

(F)     All payments of interest and principal are to be made for the account of Bank of America, N.A., Peter D, Kiernan Plaza, Albany, New York 12207 or at such other place as the Holder may direct the Company by written notice. All payments shall be in lawful money of the United States in immediately available funds and are subject to the Following Business Day Convention with respect to date of payment.

SECTION 3. PREPAYMENT, MANDATORY REDEMPTION. (A) The Company may upon at least three (3) prior Business Days’ notice to the Holder (which notice shall be irrevocable) prepay the Principal Balance, and any such prepayment shall occur only on the last day of the Libor Interest Rate Period. Each prepayment of a LIBOR Rate Portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid and a prepayment fee as described below. A “prepayment” is a payment of an amount on a date earlier than the scheduled payment date for such amounts as required by this Note. The prepayment fee will be the sum of fees calculated separately for each Prepaid Installment, as follows:

(i)     The Bank will first determine the amount of interest which would have accrued each month for the Prepaid Installment had it remained outstanding until the applicable Original Payment Date, using the interest rate applicable to the Prepaid Installment under this Note.

(ii)            The Bank will then subtract from each monthly interest amount determined in (i) above, the amount of interest which would accrue for that Prepaid Installment if it were reinvested from the date of prepayment through the Original Payment Date, using the Treasury Rate.

(iii)      If (i) minus (ii) for the Prepaid Installment is greater than zero, the Bank will discount the monthly differences to the date of prepayment by the Treasury Rate. The Bank will then add together all of the discounted monthly differences for the Prepaid Installment.

The following definitions will apply to the calculation of the prepayment fee:

(i)             “Original Payment Dates” mean the dates on which the prepaid principal would have been paid if there had been no prepayment. If any of the principal would have been paid later than the end of the fixed rate interest period in effect at the time of prepayment, then the Original Payment Date for that amount will be the last day of the interest period.

(ii)     “Prepayment Installment” means the amount of the prepaid principal which would have been paid on a single Original Payment Date.

(iii)     “Treasury Rate” means the interest rate yield for U.S. Government Treasury Securities which the Bank determines could be obtained by reinvesting a specified Prepaid Installment in such securities from the date of prepayment through the Original Payment Date. The Bank may adjust the Treasury Rate to reflect the compounding, accrual basis, or other costs of the prepaid amount. Each of the rates is the Bank’s estimate only and the Bank is under no obligation to actually reinvest any prepayment. The rates will be based on information from either the Telerate or Reuters information services, The Wall Street Journal, or other information sources the Bank deems appropriate.

If by reason of an Event of Default the Bank elects to declare this Note to be immediately due and payable, then any prepayment fee with respect to the resulting prepayment shall become due and payable in the same manner as though the Company had exercised a right of prepayment.

SECTION 4. LOAN AGREEMENT. The loan evidenced by this Note is being made pursuant to the terms, provisions and conditions of a certain amended and restated loan agreement dated the date hereof (as amended or supplemented from time to time, the “Loan Agreement”) by and between the Company and the Holder.

SECTION 5. DOCUMENTS. Reference is hereby made to the Loan Agreement and to all amendments and supplements thereto for the provisions, among others, with respect to the nature and extent of the rights, duties and obligations of the Company and the Holder and the terms upon which this Note is or may be secured.

SECTION 6. DEFAULT; ACCELERATION. The entire unpaid Principal Balance of this Note, together with all accrued and unpaid interest due hereon, may be declared immediately due and payable by the Holder upon the occurrence and during the continuance of an “Event of Default” as defined in the Loan Agreement provided, however, that from and after the date of any such declaration, the outstanding Principal Balance hereof and all accrued and unpaid interest thereon shall be due and payable, interest shall continue to accrue on the unpaid Principal Balance to the date of payment at a rate per annum equal to the Default Rate.

SECTION 7. COVENANT AGAINST USURY. All agreements between the Company and the Holder are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to the Holder for the use or the forbearance of the indebtedness evidenced hereby exceed the maximum permissible under applicable law. As used herein, the term “applicable law” shall mean the law in effect as of the date hereof provided, however that in the event there is a change in the law which results in a higher permissible rate of interest, then this Note shall be governed by such law as of its effective date. In this regard, it is expressly agreed that it is the intent of the Company and the Holder in the execution, delivery and acceptance of this Note to contract in strict compliance with the laws of the State of New York from time to time in effect. If, under or from any circumstances whatsoever, fulfillment of any provision hereof or of any law of the Financing Documents at the time of performance of such provision shall be due, shall involve transcending the limit of such validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from circumstances whatsoever the Holder should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest. This provision shall control every other provision of all agreements between the Company and the Guarantors and the Holder.

SECTION 8. WAIVER OF DILIGENCE, PRESENTMENT, DEMAND, ETC. The Company hereby waives with respect to this Note: diligence, presentment, demand for payment, filing of claims with a court in the event of bankruptcy of the Company or any other person or entity liable in respect to this Note, any right to require a proceeding first against the Company or any other such Person; protest, notice of dishonor or nonpayment of any such liabilities and any other notice and all demands whatsoever except as specifically set forth in this Note or any of the other Financing Documents.

SECTION 9. WAIVER, CHANGE, MODIFICATION OR DISCHARGE. The provisions of this Note may not be waived, changed, modified or discharged orally, but only by agreement in writing, signed by the party against whom any enforcement of any waiver, change, modification or discharge is sought.

SECTION 10. TRANSFER AND ASSIGNMENT OF NOTE; PLEDGE OF RIGHTS; PARTICIPATION. (A) The Holder may at any time pledge all or any portion of its rights under this Note and the other Financing Documents to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341. No such pledge or enforcement thereof shall release the Holder from its obligations under any of the Financing Documents.

(B)     The Holder shall have the unrestricted right at any time and from time to time, to grant to one or more banks or other financial institutions (each, a “Participant”) participating interests in the Holder’s obligation to lend hereunder and/or any or all of the loans held by the Holder hereunder. In the event of any such grant by the Holder of a participating interest to a Participant, whether or not upon notice to the Company, the Holder shall remain responsible for the performance of its obligations hereunder and the Company shall continue to deal solely and directly with the Holder in connection with the Holder’s rights and obligations hereunder.

The Holder shall have the unrestricted right at any time or from time to time, to assign all or any portion of its rights and obligations hereunder and under the other Financing Documents to one or more banks or other financial institutions (each, an “Assignee”), and the Company agrees that it shall execute, or cause to be executed, such documents, including without limitation, amendments to this Loan Agreement and to the other Financing Documents as the Holder shall deem necessary to effect the foregoing. In addition, at the request of the Holder and any such Assignee, the Company shall issue one or more new promissory notes, as applicable, to any such Assignee and, if the Holder has retained any of its rights and obligations hereunder following such assignment, to the Holder, which new promissory notes shall be issued in replacement of, but not in discharge of, the liability evidenced by the promissory note held by the Holder prior to such assignment and shall reflect the amount of the respective commitments and loans held by such Assignee and the Holder after giving effect to such assignment. Upon the execution and delivery of appropriate assignment documentation, amendments and any other documentation required by the Holder in connection with such assignment, and the payment by Assignee of the purchase price agreed to by the Holder, and such Assignee, such Assignee shall be a party to this Loan Agreement and shall have all of the rights and obligations of the Holder hereunder and under the other Financing Documents to the extent that such rights and obligations have been assigned by the Holder pursuant hereto and to the assignment documentation between the Holder and such Assignee, and the Holder shall be released from its obligations hereunder and thereunder to a corresponding extent.

Provided no Event of Default has occurred and is continuing and except with respect to an assignment or transfer of the Loans mandated by a Governmental Authority, the Company shall have the right to approve the identity of any Participant or Assignee pursuant to this subsection (B), which approval shall not be unreasonably withheld, delayed or conditioned. Except as aforesaid, the right of the Holder to assign or grant a participation interest shall not require notice to or consent of the Company.

The Holder may furnish any information concerning the Company in its possession from time to time to prospective Assignees and Participants, provided that the Holder shall require any such prospective Assignee or Participant to agree in writing for the benefit of the Company to maintain the confidentiality of such information.

SECTION 11. JURY TRIAL WAIVER. THE COMPANY AND THE HOLDER (BY ACCEPTANCE OF THIS NOTE) MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF THE HOLDER RELATING TO THE ADMINISTRATION OF THE LOAN OR ENFORCEMENT OF THIS NOTE, AND AGREE THAT NEITHER PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EXCEPT AS PROHIBITED BY LAW, THE COMPANY HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. THE COMPANY CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE HOLDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE HOLDER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR THE HOLDER TO ACCEPT THIS NOTE AND MAKE THE LOAN.

SECTION 12. RIGHT OF SET OFF. The Company hereby grants to the Holder, a continuing lien, security interest and right of setoff as security for all liabilities and obligations to the Holder, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of the Holder or any entity under the control of Bank of America Corporation and its successors and assigns, or in transit to any of them. At any time, without demand or notice (any such notice being expressly waived by the Company), the Holder may set off the same or any part thereof and apply the same to any liability or obligation of the Company even though unmatured and regardless of the adequacy of any other collateral securing this Note. ANY AND ALL RIGHTS TO REQUIRE THE HOLDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THIS NOTE, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE COMPANY, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

SECTION 13. EXPENSES INCURRED IN CONNECTION WITH ENFORCEMENT. The Company shall pay on demand all reasonable expenses of the Holder in connection with the preparation, administration, default, collection, waiver or amendment of loan terms, or in connection with the Holder’s exercise, preservation or enforcement of any of its rights, remedies or options hereunder, including, without limitation, reasonable fees of outside legal counsel or the allocated costs of in-house legal counsel, accounting, consulting, brokerage or other similar professional fees or expenses, and any reasonable fees or expenses associated with travel or other costs relating to any appraisals or examinations conducted in connection with the loan or any collateral therefor, and the amount of all such expenses shall, until paid, bear interest at the rate applicable to principal hereunder (including any default rate) and be an obligation secured by any collateral.

SECTION 14. CHOICE OF LAW. This Note and the rights and obligations of the parties hereunder shall be construed and interpreted in accordance with the laws of the State of New York (the “Governing State”) (excluding the laws applicable to conflicts or choice of law).

THE COMPANY AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS NOTE MAY BE BROUGHT IN THE COURTS OF THE GOVERNING STATE OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE COMPANY BY MAIL AT THE ADDRESS SET FORTH HEREIN. THE COMPANY HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT FORUM.

SECTION 15. MERGER. This Note is intended by the parties as the final, complete and exclusive statement of the transactions evidenced by this Note. All prior contemporaneous promises, agreements and understandings, whether oral or written, are deemed to be superceded by this Note, and no party is relying on any promise, agreement or understanding not set forth in this Note. This Note may not be amended or modified except by a written instrument describing such amendment or modification executed by the Company and the Holder.

SECTION 16. USE OR PROCEEDS. No portion of the proceeds of this Note shall be used, in whole or in part, for the purpose of purchasing or carrying any “margin stock” as such term is defined in Regulation U of the Board of Governors of the Federal Reserve System.

SECTION 17. LOST OR DAMAGED NOTE. Upon receipt of an affidavit of an officer of the Holder as to the loss, theft, destruction or mutilation of this Note or any other security document which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, upon surrender and cancellation of such Note or other security document, the Holder will issue, in lieu thereof, a replacement Note or other security document in the same principal amount thereof and otherwise of like tenor.

IN WITNESS WHEREOF, the Company has executed this instrument as of the day and year first above written.

BALCHEM CORPORATION

By:	/s/ Frank Fitzpatrick
Frank Fitzpatrick, Chief Financial
Officer

STATE OF NEW YORK	)
)ss.:
COUNTY OF ORANGE	)

On the 6th day of February, in the year 2006 before me personally came FRANK FITZPATRICK, to me known, who, being by me duly sworn, did depose and say that he/she/they reside(s) in New York; that he/she/they is(are) the CHIEF FINANCIAL OFFICER of BALCHEM CORPORATION, the corporation described in and which executed the above instrument; and that he/she/they signed his/her/their name(s) thereto by authority of the board of directors of said corporation.

/s/ Matthew D. Houston
Notary Public, State of New York

A-1

EXHIBIT “A”

FORM OF ELECTION NOTICE

BORROWER: BALCHEM CORPORATION

DATE: _________________

All Capitalized terms carry the meanings as defined in the Promissory Note dated February ___, 2006 (the “Note”).

This Notice serves as an irrevocable Election Notice required under the Note for the purpose of selecting a Libor Interest Rate Period for said Loan Portion.

Interest Rate Election	ADJUSTED LIBOR RATE**
___One Month
___Two Month
___Three Month
___Six Month

Adjusted Libor Rate (if chosen):       _____________%

Date of next Interest Rate Election Period:     _____________________
Subject to confirmation and verification by Bank.

Authorized by:	BALCHEM CORPORATION

By:
Authorized Representative

_____________________
**Libor Rate Election must be received no later than 12:00 noon (eastern standard time) on the London Banking Day preceding the first day of the end of the current Libor Interest Rate Period.

A-2